Exhibit (d)(1)(xv)

FORM OF ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

Allianz Funds

2187 Atlantic Street

Stamford, CT 06902

                    , 2006

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, New York 10105

RE:	Allianz NACM Emerging Markets Opportunities, Allianz NFJ Mid-Cap Value and Allianz OCC International Equity Funds

Ladies and Gentlemen:

This will confirm the agreement between the undersigned (the “Trust”) and Allianz Global Investors Fund Management LLC (formerly PA Fund Management LLC) (the “Adviser”) as follows:

1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. Allianz NACM Emerging Markets Opportunities Fund, Allianz NFJ Mid-Cap Value Fund and Allianz OCC International Equity Fund (each, an “Additional Fund” and, collectively, the “Additional Funds”) are each a separate investment portfolio of the Trust.

2. The Trust and the Adviser have entered into a Novation Agreement dated September 30, 2002, pursuant to which the Adviser agreed to assume the duties of Allianz Dresdner Asset Management of America L.P. (the “Prior Adviser”) under an Amended and Restated Investment Advisory Agreement between the Trust and the Prior Adviser dated as of May 5, 2000 (as novated and as from time to time in effect, the “Agreement”), pursuant to which the Trust has engaged the Adviser to provide investment advisory and other services specified in the Agreement, and the Adviser has accepted such engagement.

3. As provided in paragraph 1 of the Agreement, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to each Additional Fund, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

4. As provided in paragraph 9 of the Agreement and subject to further conditions set forth therein, the Trust shall with respect to each Additional Fund pay the Adviser a monthly fee at the following annual rate based upon the average daily net assets of such Additional Fund:

Fund	Fee Rate
NACM Emerging Markets Opportunities Fund	0.90%
NFJ Mid-Cap Value Fund	0.60%
OCC International Equity Fund	0.60%

5. This Addendum and the Agreement shall take effect with respect to each Additional Fund as of the date hereof (or such later date as may be agreed upon between the Trust and the Adviser), and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to each Additional Fund for a period of two years following such date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to each Additional Fund provided that such continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of such Additional Fund, and provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to each Additional Fund without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of such Additional Fund, except to the extent permitted by any exemption or exemptions that may be granted upon application to the Securities and Exchange Commission (the “SEC”) or by any applicable SEC rule.

However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of an Additional Fund shall be effective to continue the Addendum and the Agreement with respect to such Additional Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement will terminate automatically with respect to the services provided by the Adviser in the event of its assignment, as that term in defined in the 1940 Act, by the Adviser.

This Addendum and the Agreement may be terminated:

(a) by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to each Additional Fund, by vote of a majority of the outstanding voting shares of such Additional Fund, on 60 days’ written notice to the Adviser;

(b) by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

Allianz Funds

By:
Title:

ACCEPTED:

Allianz Global Investors Fund Management LLC

By:
Title:

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